EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business March 31, 2004, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$2,589,012
Interest-bearing balances	8,872,373
Securities:
Held-to-maturity securities	1,382,393
Available-for-sale securities	21,582,893
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	792,900
Securities purchased under agreements to resell	932,155
Loans and lease financing receivables:
Loans and leases held for sale	555,415
Loans and leases, net of unearned income	36,884,850
LESS: Allowance for loan and lease losses	628,457
Loans and leases, net of unearned income and allowance	36,256,393
Trading Assets	3,654,160
Premises and fixed assets (including capitalized leases)	929,969
Other real estate owned	319
Investments in unconsolidated subsidiaries and associated companies	247,156
Customers’ liability to this bank on acceptances outstanding	215,581
Intangible assets
Goodwill	2,687,623
Other intangible assets	752,283

Other assets	7,905,137

Total assets	$89,355,762

LIABILITIES
Deposits:
In domestic offices	$33,940,195
Noninterest-bearing	13,973,047
Interest-bearing	19,967,148
In foreign offices, Edge and Agreement subsidiaries, and IBFs	22,717,175
Noninterest-bearing	447,242
Interest-bearing	22,269,933
Federal funds purchased and securities sold under agreements to repurchase
Federal funds purchased in domestic offices	442,904
Securities sold under agreements to repurchase	671,802
Trading liabilities	2,452,604
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	10,779,148
Bank’s liability on acceptances executed and outstanding	217,705
Subordinated notes and debentures	2,390,000
Other liabilities	7,230,967

Total liabilities	$80,842,500

Minority interest in consolidated subsidiaries	141,523
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,284
Surplus	2,080,657
Retained earnings	5,021,014
Accumulated other comprehensive income	134,784
Other equity capital components	0
Total equity capital	8,371,739

Total liabilities minority interest and equity capital	$89,355,762

I, Thomas J. Mastro, Senior Vice President and Comptroller of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas J. Mastro,
Senior Vice President and Comptroller

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi
Gerald L. Hassell	Directors
Alan R. Griffith